Exhibit 99.1
ITW Reports Second-Quarter 2017 Results
Delivers record financial results and raises earnings guidance for 2017

Second-quarter highlights:

•	GAAP EPS of $1.69, an increase of 16%

•	Total revenue of $3.6 billion, an increase of 4.9%; organic growth of 2.6%

•	Operating margin of 24.3%, an increase of 120 bps and an all-time record for the company

•	Company now expects 2017 earnings to be in the range of $6.32 to $6.52 per share

GLENVIEW, Ill., July 24, 2017 (GLOBE NEWSWIRE) -- Illinois Tool Works Inc. (NYSE: ITW) today reported its second-quarter 2017 results.

Second-quarter GAAP earnings were $1.69 per share, an increase of 16% versus the second quarter of 2016. Revenue grew 4.9% to $3.6 billion. Organic revenue increased 2.6% while the 2016 acquisition of Engineered Fasteners & Components (EF&C) added 3.5% to revenue. Foreign currency translation reduced revenue by 1.2%.

Operating income of $874 million for the second quarter was up 10% and was the highest quarterly income total in the company’s history. Operating margin for the quarter was 24.3%, an increase of 120 basis points. Excluding the margin impact from EF&C, operating margin was 24.9%, an increase of 180 basis points year-on-year with 100 basis points of structural margin improvement from Enterprise Initiatives. After-tax return on invested capital was 24.8%, an improvement of 190 basis points. Second-quarter net income was $587 million.

“Our second quarter performance reflects continued progress in our focus on leveraging ITW’s differentiated business model and diversified high-quality business portfolio to full potential,” said E. Scott Santi, Chairman and Chief Executive Officer. “I once again thank the entire ITW team for the great job that they continue to do in serving our customers and executing our strategy with excellence. Due to their efforts, ITW is well-positioned to continue to deliver differentiated performance through the balance of 2017 and beyond.”

Organic revenue growth was positive in six of seven segments: 4% in Automotive OEM, 4% in Test & Measurement/Electronics, 4% in Specialty Products, 3% in Welding, 2% in Construction Products, and 1% in Food Equipment. Polymers & Fluids was down 1%.

During the second quarter, the company recorded an EPS benefit of $0.03 per share related to a legal settlement. Excluding this item, second quarter earnings were $1.66 per share, an increase of 14% versus the prior year.

Full-Year and Third Quarter 2017 Guidance
As a result of the company’s strong second quarter results, ITW is raising its 2017 full-year EPS guidance by $0.12 at the mid-point. The company now expects earnings to be in the range of $6.32 to $6.52 per share, up from prior guidance of $6.20 to $6.40 per share, with organic revenue growth of 2 to 4%. ITW expects operating margin of approximately 24% and free cash flow to exceed 100% of net income. The company expects an effective tax rate of approximately 29%.

For the third quarter 2017, the company expects earnings to be in the range of $1.57 to $1.67 per share with organic growth of 1 to 3%.

The company’s third quarter and revised full-year EPS guidance does not include any EPS benefit from the previously disclosed legal settlement beyond the $0.03 per share recorded in the second quarter.

Non-GAAP Measures
This earnings release contains certain non-GAAP financial measures. A reconciliation of these measures to the most directly comparable GAAP measures is included in the attached supplemental reconciliation schedule.

Forward-looking Statement
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted earnings per share, organic revenue growth, operating margin, free cash flow, effective tax rate and after-tax return on invested capital. These statements are subject to certain risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated. Such factors include those contained in ITW's Form 10-K for 2016.

About ITW
ITW (NYSE: ITW) is a Fortune 200 global multi-industrial manufacturing leader with revenues totaling $13.6 billion in 2016. The company’s seven industry-leading segments leverage the unique ITW Business Model to drive solid growth with best-in-class margins and returns in markets where highly innovative, customer-focused solutions are required. ITW has more than 50,000 dedicated colleagues in operations around the world who thrive in the company’s unique, decentralized and entrepreneurial culture. To learn more about the company and the ITW Business Model, visit www.itw.com.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF INCOME (UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
In millions except per share amounts	2017	2016	2017	2016
Operating Revenue	$3,599	$3,431	$7,070	$6,705
Cost of revenue	2,087	1,967	4,091	3,863
Selling, administrative, and research and development expenses	586	617	1,191	1,214
Amortization and impairment of intangible assets	52	55	105	114
Operating Income	874	792	1,683	1,514
Interest expense	(65)	(58)	(129)	(116)
Other income (expense)	10	17	14	21
Income Before Taxes	819	751	1,568	1,419
Income taxes	232	226	445	426
Net Income	$587	$525	$1,123	$993

Net Income Per Share:
Basic	$1.70	$1.47	$3.25	$2.76
Diluted	$1.69	$1.46	$3.23	$2.75

Cash Dividends Per Share:
Paid	$0.65	$0.55	$1.30	$1.10
Declared	$0.65	$0.55	$1.30	$1.10

Shares of Common Stock Outstanding During the Period:
Average	344.7	356.6	345.4	359.3
Average assuming dilution	347.5	358.5	348.3	361.2

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
STATEMENT OF FINANCIAL POSITION (UNAUDITED)

In millions	June 30, 2017	December 31, 2016
Assets
Current Assets:
Cash and equivalents	$2,496	$2,472
Trade receivables	2,629	2,357
Inventories	1,199	1,076
Prepaid expenses and other current assets	246	218
Total current assets	6,570	6,123

Net plant and equipment	1,726	1,652
Goodwill	4,675	4,558
Intangible assets	1,366	1,463
Deferred income taxes	488	449
Other assets	1,097	956
	$15,922	$15,201

Liabilities and Stockholders' Equity
Current Liabilities:
Short-term debt	$691	$652
Accounts payable	582	511
Accrued expenses	1,172	1,202
Cash dividends payable	224	226
Income taxes payable	157	169
Total current liabilities	2,826	2,760

Noncurrent Liabilities:
Long-term debt	7,360	7,177
Deferred income taxes	121	134
Other liabilities	841	871
Total noncurrent liabilities	8,322	8,182

Stockholders’ Equity:
Common stock	6	6
Additional paid-in-capital	1,196	1,188
Retained earnings	20,180	19,505
Common stock held in treasury	(15,095)	(14,638)
Accumulated other comprehensive income (loss)	(1,516)	(1,807)
Noncontrolling interest	3	5
Total stockholders’ equity	4,774	4,259
	$15,922	$15,201

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Three Months Ended June 30, 2017
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$820	$182	22.3%
Food Equipment	529	139	26.4%
Test & Measurement and Electronics	519	114	21.9%
Welding	385	105	27.2%
Polymers & Fluids	437	94	21.4%
Construction Products	425	102	24.0%
Specialty Products	490	139	28.3%
Intersegment	(6)	—	—%
Total Segments	3,599	875	24.3%
Unallocated	—	(1)	—%
Total Company	$3,599	$874	24.3%

Six Months Ended June 30, 2017
Dollars in millions	Total Revenue	Operating Income	Operating Margin
Automotive OEM	$1,648	$384	23.3%
Food Equipment	1,026	264	25.8%
Test & Measurement and Electronics	999	210	21.0%
Welding	772	212	27.4%
Polymers & Fluids	863	182	21.0%
Construction Products	820	191	23.3%
Specialty Products	953	263	27.6%
Intersegment	(11)	—	—%
Total Segments	7,070	1,706	24.1%
Unallocated	—	(23)	—%
Total Company	$7,070	$1,683	23.8%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

Q2 2017 vs. Q2 2016 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	4.4%	0.6%	4.3%	3.3%	(1.0)%	1.6%	3.9%	2.6%
Acquisitions/Divestitures	19.0%	—%	—%	—%	—%	—%	(1.4)%	3.5%
Translation	(1.2)%	(2.0)%	(1.8)%	(0.4)%	(0.3)%	(1.2)%	(1.4)%	(1.2)%
Operating Revenue	22.2%	(1.4)%	2.5%	2.9%	(1.3)%	0.4%	1.1%	4.9%

Q2 2017 vs. Q2 2016 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	70 bps	10 bps	120 bps	60 bps	(20) bps	40 bps	80 bps	50 bps
Changes in Variable Margin & OH Costs	(70) bps	90 bps	200 bps	10 bps	100 bps	(140) bps	100 bps	110 bps
Total Organic	—	100 bps	320 bps	70 bps	80 bps	(100) bps	180 bps	160 bps
Acquisitions/Divestitures	(270) bps	—	—	—	—	—	30 bps	(60) bps
Restructuring/Other	(80) bps	40 bps	10 bps	160 bps	(30) bps	70 bps	20 bps	20 bps
Total Operating Margin Change	(350) bps	140 bps	330 bps	230 bps	50 bps	(30) bps	230 bps	120 bps

Total Operating Margin % *	22.3%	26.4%	21.9%	27.2%	21.4%	24.0%	28.3%	24.3%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	50 bps	80 bps	320 bps	40 bps	400 bps	60 bps	120 bps	150 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.10) on GAAP net income diluted earnings per share for the second quarter of 2017.

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
SEGMENT DATA (UNAUDITED)

1H 2017 vs 1H 2016 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	6.7%	1.3%	4.9%	1.5%	0.2%	2.2%	2.4%	3.0%
Acquisitions/Divestitures	19.2%	—%	—%	—%	—%	—%	(1.1)%	3.6%
Translation	(1.7)%	(2.2)%	(2.0)%	(0.4)%	0.1%	(0.7)%	(1.3)%	(1.2)%
Operating Revenue	24.2%	(0.9)%	2.9%	1.1%	0.3%	1.5%	—%	5.4%

1H 2017 vs. 1H 2016 Favorable/(Unfavorable)
Change in Operating Margin	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Operating Leverage	90 bps	20 bps	140 bps	40 bps	—	50 bps	60 bps	60 bps
Changes in Variable Margin & OH Costs	(50) bps	40 bps	250 bps	110 bps	110 bps	(20) bps	90 bps	110 bps
Total Organic	40 bps	60 bps	390 bps	150 bps	110 bps	30 bps	150 bps	170 bps
Acquisitions/Divestitures	(270) bps	—	—	—	—	—	30 bps	(60) bps
Restructuring/Other	(50) bps	40 bps	—	150 bps	(70) bps	20 bps	(20) bps	10 bps
Total Operating Margin Change	(280) bps	100 bps	390 bps	300 bps	40 bps	50 bps	160 bps	120 bps

Total Operating Margin % *	23.3%	25.8%	21.0%	27.4%	21.0%	23.3%	27.6%	23.8%

*Includes unfavorable operating margin impact of amortization expense from acquisition-related intangible assets	60 bps	80 bps	340 bps	50 bps	410 bps	60 bps	130 bps	150 bps **
** Amortization expense from acquisition-related intangible assets had an unfavorable impact of ($0.21) on GAAP net income diluted earnings per share for the first half of 2017.

Full Year 2016 vs Full Year 2015 Favorable/(Unfavorable)
Operating Revenue	Automotive OEM	Food Equipment	Test & Measurement and Electronics	Welding	Polymers & Fluids	Construction Products	Specialty Products	Total ITW
Organic	5.1%	2.8%	1.8%	(9.1)%	1.3%	3.0%	1.2%	1.2%
Acquisitions/Divestitures	9.7%	—%	—%	—%	(0.2)%	(0.2)%	(0.1)%	1.7%
Translation	(1.5)%	(2.1)%	(1.5)%	(0.9)%	(2.3)%	(1.4)%	(1.1)%	(1.5)%
Operating Revenue	13.3%	0.7%	0.3%	(10.0)%	(1.2)%	1.4%	—%	1.4%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

ADJUSTED AFTER-TAX RETURN ON AVERAGE INVESTED CAPITAL (UNAUDITED)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	June 30,		June 30,		December 31,
Dollars in millions	2017	2016	2017	2016	2016
Operating income	$874	$792	$1,683	$1,514	$3,064
Tax rate	28.4%	30.0%	28.4%	30.0%	30.0%
Income taxes	(248)	(238)	(477)	(454)	(919)
Operating income after taxes	$626	$554	$1,206	$1,060	$2,145

Invested capital:
Trade receivables	$2,629	$2,413	$2,629	$2,413	$2,357
Inventories	1,199	1,145	1,199	1,145	1,076
Net plant and equipment	1,726	1,580	1,726	1,580	1,652
Goodwill and intangible assets	6,041	5,907	6,041	5,907	6,021
Accounts payable and accrued expenses	(1,754)	(1,635)	(1,754)	(1,635)	(1,713)
Other, net	488	349	488	349	223
Total invested capital	$10,329	$9,759	$10,329	$9,759	$9,616

Average invested capital	$10,105	$9,768	$9,942	$9,698	$9,780
Adjustment for Wilsonart (formerly the Decorative Surfaces segment)	—	(112)	—	(112)	(91)
Adjusted average invested capital	$10,105	$9,656	$9,942	$9,586	$9,689
Adjusted return on average invested capital	24.8%	22.9%	24.3%	22.1%	22.1%

ILLINOIS TOOL WORKS INC. and SUBSIDIARIES
GAAP to NON-GAAP RECONCILIATIONS (UNAUDITED)

FREE CASH FLOW (UNAUDITED)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Dollars in millions	2017		2016	2017		2016
Net cash provided by operating activities	$464		$535	$927		$1,014
Less: Additions to plant and equipment	(77)		(64)	(141)		(121)
Free cash flow	$387		$471	$786		$893

Net income	$587		$525	$1,123		$993
Free cash flow to net income conversion rate	66%	*	90%	70%	*	90%

* Excluding $115 million related to an additional discretionary pension contribution, the free cash flow to net income conversion rate for the three months ended June 30, 2017 would have been 85%. Excluding $160 million of discretionary pension contributions for the six months ended June 30, 2017 as compared to the prior year period, the free cash flow to net income conversion rate would have been 84%.

	Three Months Ended	Six Months Ended
	June 30,	June 30,
Dollars in millions	2017	2017
Free cash flow	$387	$786
Pension contribution adjustment	115	160
Adjusted free cash flow	$502	$946

Net income	$587	$1,123
Adjusted free cash flow to net income conversion rate	85%	84%